AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

DATED ARPIL 30, 2014 BETWEEN GUGGENHEIM VARIABLE FUNDS TRUST AND

RYDEX FUND SERVICES, LLC

The following amendment (the “Amendment”) is made to the Transfer Agency Agreement between Guggenheim Variable Funds Trust (the “Trust”) and Rydex Fund Services, LLC (“RFS”), dated April 30, 2014, as amended from time to time (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

1.	Effective September 24, 2014 Schedule A of the Agreement is hereby deleted and replaced in its entirety with the attached Schedule A.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 23rd day of September, 2014.

GUGGENHEIM VARIABLE FUNDS TRUST

By:
Name:	Amy J. Lee
Title:	Chief Legal Officer

RYDEX FUND SERVICES, LLC

By:
Name:	Amy J. Lee
Title:	Secretary

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN RYDEX FUND SERVICES, LLC

AND GUGGENHEIM VARIABLE FUNDS TRUST

Date: September 24, 2014

Funds

Series A (StylePlus–Large Core Series)

Series B (Large Cap Value Series)

Series C (Money Market Series)

Series D (World Equity Income Series)

Series E (Total Return Bond Series)

Series F (Floating Rate Strategies Series)

Series J (StylePlus–Mid Growth Series)

Series M (Macro Opportunities Series)

Series N (Managed Asset Allocation Series)

Series O (All Cap Value Series)

Series P (High Yield Series)

Series Q (Small Cap Value Series)

Series V (Mid Cap Value Series)

Series X (StylePlus–Small Growth Series)

Series Y (StylePlus–Large Growth Series)

Series Z (Alpha Opportunity Series)

[additions noted in bold]

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